EXHIBIT 99.1

Media Contact:	Investor Contact:
Anna del Rosario	Scott Wylie
Director, Corporate Communications	Vice President, Investor Relations
(408) 544-6397	(408) 544-6996
newsroom@altera.com	swylie@altera.com

GE Veteran Timothy Morse Joins Altera as Chief Financial Officer

San Jose, Calif., January 15, 2007—Altera Corporation (NASDAQ: ALTR) today announced that Timothy R. Morse, a 15-year veteran of General Electric Company (GE), joins the company as senior vice president and chief financial officer. Morse will report to John Daane, Altera’s president and CEO.

“Tim brings a wealth of experience from one of the world’s most admired companies,” said Daane. “His leadership and international experience will be of great value to Altera as we continue to penetrate new markets and grow market share.”

Morse comes to Altera with a career-long history of finance and general management at GE. Most recently, he served as chief financial officer and general manager of business development, GE Plastics. He has held a variety of other positions at GE Plastics, GE Appliances, and GE Capital in North America, Europe, and Asia. Morse holds a BS degree from Boston College Carroll School of Management.

“Altera is at the forefront of a very exciting, high growth industry,” said Morse. “The company’s reputation of operational excellence and customer-driven culture are key strengths I look forward to leveraging. I’m thrilled to be joining the company and to being part of an exceptional leadership team.”

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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